Exhibit 99.1

For more information: Joe McCreery – Head of Investor Relations 903-988-6425

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P.

UPSIZES AND EXTENDS REVOLVING CREDIT FACILITY

KILGORE, TX – April 1, 2013 (GLOBE NEWSWIRE) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that it has entered into a new secured revolving credit facility with lender commitments of $600 million. The newly amended agreement upsizes the facility from $400 million and extends the tenor of the facility by over two years with a new maturity date of March 28, 2018. In amending the facility, six new banks were added to the syndicate resulting in a group of twenty lenders participating in the facility.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC (“MMGP”), MMLP’s general partner said, “We are pleased to announce the upsizing of the Partnership’s credit facility and appreciate the strong support we received from our syndicate banks. Given the level of organic growth we are forecasting and the incremental availability we now have for acquisition purposes, the Partnership has ample liquidity and is well-positioned in the near term.”

The newly amended credit facility was co-arranged by Wells Fargo Securities and RBC Capital Markets.

About Martin Midstream Partners L.P.

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling, storage, processing and packaging services for petroleum products and by-products; natural gas liquids storage, marketing and distribution services and natural gas storage; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products. The Partnership is based in Kilgore, Texas and was founded in 2002.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Forwarding Looking Statements

Statements in this release, other than historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.